Exhibit 99.1
For immediate release
January 14, 2008
INVESTOR CONTACT
Myrna Vance, 214.932.6646
myrna.vance@texascapitalbank.com
TEXAS CAPITAL BANCSHARES ANNOUNCES PRELIMINARY RESULTS FOR 2007
DALLAS – January 14, 2008 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital Bank, announced today that income from continuing operations for 2007 will be between $30.5 million and $31.5 million, rather than the $33 million to $34 million guidance provided at mid-year. Through September 2007, income from continuing operations was $24.8 million.
“With the revised guidance, income from continuing operations will exceed the $29.2 million realized in 2006, resulting in growth of 4%-8% for the year,” said Jody Grant, Chairman and CEO. “Throughout 2007, including the fourth quarter, we experienced solid growth in loans and improvement in operating leverage.”
Texas Capital will record a provision between $9-10 million in the fourth quarter. The provision is driven principally by a single commercial credit with total exposure of $12.5 million and the effects of substantial growth in loans. For 2007, the bank contemplates net charge-offs of approximately $2.2 million, 0.07% of average loans, reflecting potential charge-offs of $2.5 million during the fourth quarter and $300,000 in net recoveries for the first three quarters of 2007. With the increased provision, the ratio of the allowance for loan losses will increase to approximately 0.95% from 0.79% at September 30, 2007. The bank will also show an increase in non-accrual loans and ORE of approximately $15 million; the substantial majority of the increase relates to the large commercial credit.
A conference call will be held at 4:00 p.m. CST today. This conference call is being webcast by CCBN to both institutional and individual investors. Institutional investors can access the call via www.streetevents.com and individual investors can participate in the call at www.texascapitalbank.com.
The dial-in information is as follows:

Domestic Dial-in	800-706-7748
International Dial-in	617-614-3473
Passcode	TCBI
A replay of the conference call will be available from January 14 through January 28 and can be accessed at the following numbers:

Domestic Dial-in	888-286-8010
International Dial-in	617-801-6888
Passcode	56300881

About Texas Capital Bancshares
Texas Capital Bancshares (NASDAQ: TCBI), a member of the Russell 2000™ Index, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares’ control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.

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